Exhibit 99.1

American Integrity Insurance Group, Inc. Reports Second Quarter 2025 Results

TAMPA, Fla., August 12, 2025 (GLOBE NEWSWIRE) — American Integrity Insurance Group, Inc. (NYSE: AII), a Tampa-based property and casualty insurance holding company and one of Florida’s leading providers of residential property insurance, today reported financial results for the second quarter of 2025. Following the successful completion of its initial public offering (“IPO”) on May 9, 2025, financial results for the second quarter reflected are those of American Integrity Insurance Group, Inc. References to “American Integrity” or the “Company” prior to the consummation of the IPO refer to American Integrity Insurance Group, LLC and, after the consummation of the IPO, refer to American Integrity Insurance Group, Inc.

For the second quarter of 2025, American Integrity reported net income available to common shareholders of $27.5 million, or $1.62 per diluted share, and adjusted net income1 available to common shareholders of $31.3 million, or $1.84 per diluted share.

Highlights for the quarter include:

•	Gross premiums written of $287.0 million, an increase of 29.5% compared to the second quarter of 2024

•	Net premiums earned of $66.2 million, an increase of 63.3% compared to the second quarter of 2024

•	Combined ratio of 72.9%, inclusive of one-time IPO expenses, an increase of 11.1 percentage points compared to 60.8% in the second quarter of 2024

•	Net investment income of $4.8 million, an increase of 40.0% compared to the second quarter of 2024

•	Assumed 7,372 policies from Citizens Property Insurance Corporation (“Citizens”)

•	Subsequent to the quarter end, the Company surpassed 400,000 policies in-force

Robert Ritchie, Chief Executive Officer, commented, “We delivered strong results driven by robust policy growth from the voluntary market combined with another quarter of improved policy retention. Our expansion into underserved but stable counties in Florida is opening up large markets to American Integrity, and I am excited to announce that our voluntary rate filing has been approved in Miami-Dade and Broward counties under which we will begin writing voluntary policies later this month. The tri-county region of Miami-Dade, Broward and Palm Beach represent one of the most valuable and concentrated homeowner markets in Florida accounting for over 26% of the state’s total households and is a region where we have not written business in more than a decade. This is a significant market opportunity, and we have the distribution in place to capitalize on it.”

Mr. Ritchie added, “I would also like to highlight an important milestone in our Company’s history as we have surpassed 400,000 policies in-force — a number that is both historic and deeply symbolic for us. It’s more than a policy count. It’s a statement of trust, scale, and post-IPO momentum. It reflects the grit, execution, and values-driven culture that have defined American Integrity from day one. Crossing the 400,000 mark tells our customers, our agents, and our investors that we’re not just growing — we’re building something enduring. In the face of a complex market and rising expectations, we’ve proven that integrity and resilience remain the most powerful growth engines of all. It’s a proud moment, and I want to thank every one of our team members and partners who helped get us here.”

[1]

Adjusted net income is a non-GAAP financial measure. Please see the discussion below under the heading “Reconciliation of Non-GAAP Financial Measures” for additional information concerning these and other non-GAAP financial measures.

Second Quarter 2025 Commentary

•

Gross premiums written in the second quarter of 2025 increased by 29.5% to $287.0 million from $221.6 million in the second quarter of 2024. Gross premiums earned in the second quarter of 2025 increased by 39.8% to $223.7 million from $160.1 million in the second quarter of 2024. Net premiums earned in the second quarter of 2025 increased by 63.3% to $66.2 million from $40.5 million in the second quarter of 2024. The increase in gross premiums written, gross premiums earned, and net premiums earned in the second quarter of 2025 as compared to the second quarter of 2024 was driven primarily by new and renewal policies written through the voluntary market and from our strategic participation in the Citizens take-out program.

•

Ceded premiums earned in the second quarter of 2025 increased by 31.8% to $157.6 million compared to $119.6 million in the second quarter of 2024 due to the increase in gross premiums earned and the placement of our 2025-2026 catastrophe excess-of-loss reinsurance program effective June 1, 2025. The Company purchased more reinsurance coverage compared to prior years, reflecting an increase in in-force premium and total insured value (TIV).

•

Net investment income in the second quarter of 2025 increased 40.0% to $4.8 million compared to $3.4 million in the second quarter of 2024, which was primarily driven by an increase in the size of our investment portfolio due to an increase in cash and cash equivalents and fixed-maturity securities.

•

Losses and loss adjustment expenses (“LAE”) for the second quarter of 2025 increased 67.6% to $21.2 million compared to $12.6 million for the second quarter of 2024, driven primarily by gross premiums earned. The loss ratio was 30.6% for the second quarter of 2025, compared to 29.6% for the second quarter of 2024.

•

Policy acquisition and other underwriting expenses for the second quarter of 2025 decreased 4.1% to $6.3 million compared to $6.6 million for the second quarter of 2024, driven by lower acquisition costs associated with Citizens take-outs.

•

The expense ratio was 42.3% for the second quarter of 2025 compared to 31.2% for the second quarter of 2024. The increase in the expense ratio was the result of higher general and administrative expenses due to the one-time stock and cash bonus, management fee buyout, and other one-time expenses incurred in connection with the IPO.

•	The combined ratio was 72.9% for the second quarter of 2025 compared to 60.8% for the second quarter of 2024.

•

Income tax (benefit) expense was $(3.4) million and $5.7 million for the second quarter of 2025 and 2024, respectively. Our effective tax rate for the three months ended June 30, 2025 and 2024 was (14.1)% and 27.9%, respectively. On May 7, 2025, the Company reorganized its structure through a tax-free transaction following the contribution by the members of American Integrity Insurance Group, LLC of all of their equity interests in American Integrity Insurance Group, LLC to the Company in exchange for shares of the Company’s common stock, which changed its tax status from a limited liability company, treated as a partnership for federal income tax purposes, to a corporation subject to United States federal income tax, under Subchapter C of the Internal Revenue Code. Conversion from a non-taxable entity to a corporation is considered a change in tax status, and has been reflected in the financial statements in accordance with the relevant accounting guidance. The change in tax status created deferred tax assets of approximately $9.7 million which were recognized as a one-time gain and has resulted in a reduction in the Company’s effective tax rate for the period.

•	Shareholders’ equity increased to $301.9 million as of June 30, 2025, compared to $162.4 million as of December 31, 2024. Growth in shareholders’ equity was due, in part, to the IPO.

•	Annualized return on equity was 48.8%, an increase from 44.5% in the second quarter of 2024.

•	The gross proceeds to American Integrity from the IPO were $100 million, before deducting underwriting commissions and estimated offering expenses of $18.0 million.

Results of Operations

	Three Months Ended June 30,
($ in thousands)	2025	2024	$ Change	% Change
Gross premiums written	$286,995	$221,632	$65,363	29.5%
Change in gross unearned premiums	(63,255)	(61,546)	(1,710)	2.8%

Gross premiums earned	223,740	160,086	63,654	39.8%
Ceded premiums earned	(157,571)	(119,567)	(38,003)	31.8%

Net premiums earned	66,169	40,519	25,650	63.3%
Policy fees	2,967	2,174	793	36.5%
Net investment income	4,780	3,414	1,366	40.0%
Net realized gains (losses) on investments	485	78	407	519.6%
Other income	98	198	(100)	(50.6)%

Total Revenues	74,499	46,383	28,116	60.6%

Losses and loss adjustment expenses	21,189	12,642	8,547	67.6%
Policy acquisition expenses	6,281	6,551	(270)	(4.1)%
General and administrative expenses	22,932	6,757	16,176	239.4%

Total Expenses	50,402	25,950	24,452	94.2%

Income before taxes	24,097	20,433	3,664	17.9%
Income tax (benefit) expense	(3,397)	5,709	(9,105)	(159.5)%

Net Income	$27,494	$14,724	$12,770	86.7%

Loss ratio(1)	30.6%	29.6%
Expense ratio(2)	42.3%	31.2%
Combined ratio(3)	72.9%	60.8%
Annualized return on equity(4)	48.8%	44.5%

(1)	Loss ratio is the ratio of losses and LAE to net premiums earned plus policy fees.
(2)	Expense ratio is the ratio of policy acquisition and general and administrative expenses to net premiums earned plus policy fees.
(3)	Combined ratio is defined as the sum of the loss ratio and the expense ratio.
(4)	Annualized return on equity is defined as net income, annualized, divided by the average beginning and ending shareholders’ equity during the applicable period.

	Six Months Ended June 30,
($ in thousands)	2025	2024	$ Change	% Change
Gross premiums written	$499,145	$369,084	$130,062	35.2%
Change in gross unearned premiums	(65,249)	(52,070)	(13,179)	25.3%

Gross premiums earned	433,896	317,014	116,882	36.9%
Ceded premiums earned	(302,325)	(237,212)	(65,113)	27.4%

Net premiums earned	131,571	79,802	51,769	64.9%
Policy fees	5,171	3,728	1,442	38.7%
Net investment income	8,883	6,662	2,220	33.3%
Net realized gains (losses) on investments	501	84	417	493.7%
Other income	259	416	(157)	(37.8)%

Total Revenues	146,385	90,692	55,693	61.4%

Losses and loss adjustment expenses	42,051	33,007	9,044	27.4%
Policy acquisition expenses	9,388	11,905	(2,517)	(21.1)%
General and administrative expenses	27,940	12,039	15,901	132.1%

Total Expenses	79,379	56,951	22,428	39.4%

Income before taxes	67,006	33,741	33,265	98.6%
Income tax (benefit) expense	1,416	6,910	(5,493)	(79.5)%

Net Income	$65,590	$26,831	$38,759	144.5%

Loss ratio(1)	30.8%	39.5%
Expense ratio(2)	27.3%	28.7%
Combined ratio(3)	58.1%	68.2%
Annualized return on equity(4)	58.2%	40.5%

(1)	Loss ratio is the ratio of losses and LAE to net premiums earned plus policy fees.
(2)	Expense ratio is the ratio of policy acquisition and general and administrative expenses to net premiums earned plus policy fees.
(3)	Combined ratio is defined as the sum of the loss ratio and the expense ratio.
(4)	Annualized return on equity is defined as net income, annualized, divided by the average beginning and ending shareholders’ equity during the applicable period.

Policies in-force and in-force premiums

Policies in-force represents the number of active insurance policies with coverage in effect as of the end of the period referenced. We utilize the change in the number of policies in-force to assess the trajectories of our operations. In-force premium represents the annual premium for active insurance policies with coverage in effect as of the end of the period referenced.

	As of June 30,
($ in thousands)	2025	2024	% Change
Policies In-force	399,138	266,452	49.8%
In-Force Premium	$921,252	$695,238	32.5%

Policies in-force were 399,138 as of June 30, 2025, an increase of 49.8% compared to policies in-force of 266,452 as of June 30, 2024, and an increase of 12.1% compared to policies in-force of 356,108 as of December 31, 2024. The increase in our policies in-force was primarily due to new policies written through the voluntary market and the 2024-2025 Citizens take-outs.

Reconciliation of Non-GAAP Financial Measures:

Adjusted net income (loss) is a non-GAAP financial measure defined as net income excluding net realized gains or losses on investments and excludes non-recurring expenses incurred in connection with our IPO, net of tax impact. We use adjusted net income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance excluding the impact of realized gains and losses on the sale of securities, which we do not view as core to the underlying trends in our business. Adjusted net income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted net income differently.

Adjusted net income (loss) for the three and six months ended June 30, 2025, and 2024 reconciles to net income as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net Income	$27,494	$14,724	$65,590	$26,831
Add:
Stock compensation(1)(4)	10,433	—	10,433	—
Termination of MSA(1)	3,000	—	3,000	—
One-time bonus expense(1)	1,387	—	1,387	—
One-time IPO expense(1)	1,654	—	1,654	—
Less:
Net realized gains on Investments	485	78	501	84
Change in tax status(3)	9,722	—	9,722	—
Tax effect(2)(4)	2,467	(16)	2,464	(18)
Adjusted net income (loss)	$31,294	$14,662	$69,377	$26,765

(1)

Non-recurring IPO expenses include one-time cash and stock-based compensation related to the IPO, the termination of management services agreement, and professional service fees associated with public company readiness and IPO support.

(2)

Reflects tax impact of all adjustments to adjusted net income based upon the U.S. federal statutory corporate tax rate of 21%. While the Company’s actual effective tax rates for the six months ended June 30, 2025 and 2024 were 2.1% and 20.5% respectively, the use of the statutory rate provides a consistent approach for comparability. This approach is applied uniformly, including to items that may be partially or fully nondeductible for tax purposes. The tax effect row is presented exclusive of the change in tax status impact.

(3)

The change in tax status of the parent Company from a non-taxable entity to a taxable corporation resulted in recognition of a deferred income tax benefit. This adjustment has been removed using the US federal statutory and state blended corporate tax rate of 25.262% for consistency with the tax asset recorded.

(4)	Stock-based compensation expense recognized of $10,433 for the three and six months ended June 30, 2025, approximately $4,241 was non-deductible for U.S. federal income tax purposes.

Net income available to common shareholders and adjusted net income available to common shareholders per basic and diluted share for the three and six months ended June 30, 2025, and 2024 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2025	2024	2025	2024
Numerator:
Net Income	$27,494	$14,724	$65,590	$26,831
Income allocated to participating securities	—	634	2,190	1,155

Income available for common shareholders	27,494	14,090	63,400	25,676
Add:
Non-recurring IPO expenses(1)	16,474	—	16,474	—
Less:
Net realized gains on investments	485	78	501	84
Change in tax status(3)	9,722	—	9,722	—
Tax effect(2)	2,467	(16)	2,464	(18)
Adjusted net income available for common shareholders	31,294	14,028	67,187	25,610
Denominator:
Shares outstanding	19,572	12,904	19,572	12,904
Weighted average common shares outstanding - basic and diluted	16,962	12,904	15,152	12,904
Earnings available to common shareholders per share:
Basic	$1.62	$1.09	$4.18	$1.99

Diluted	$1.62	$1.09	$4.18	$1.99

Adjusted earnings available to common shareholders per share:
Basic	$1.84	$1.09	$4.43	$1.98

Diluted	$1.84	$1.09	$4.43	$1.98

(1)

Non-recurring IPO expenses include one-time cash and stock-based compensation related to the IPO, the termination of management services agreement, and professional service fees associated with public company readiness and IPO support.

(2)

Reflects tax impact of all adjustments to adjusted net income based upon the U.S. federal statutory corporate tax rate of 21%. While the Company’s actual effective tax rates for the six months ended June 30, 2025 and 2024 were 2.1% and 20.5% respectively, the use of the statutory rate provides a consistent approach for comparability. This approach is applied uniformly, including to items that may be partially or fully nondeductible for tax purposes. The tax effect row is presented exclusive of the change in tax status impact.

(3)

The change in tax status of the parent Company from a non-taxable entity to a taxable corporation resulted in recognition of a deferred income tax benefit. This adjustment has been removed using the US federal statutory and state blended corporate tax rate of 25.262% for consistency with the tax asset recorded.

Underlying loss and loss adjustment expense ratio

Underlying loss and loss adjustment expense ratio is a non-GAAP measure. We calculate the underlying loss and loss adjustment expense ratio by subtracting current year net catastrophe losses and prior year net reserve development from total net losses and LAE and dividing that amount by the sum of total net premiums earned plus policy fees. We use the underlying loss and LAE ratio to allow us to analyze our loss trends before the impact of catastrophe losses and prior year reserve development. These two items can have a significant impact on our loss trends in a given period. We believe it is useful for investors to evaluate these components both separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net loss and LAE ratio. The underlying loss and LAE ratio should not be considered a substitute for net loss and LAE ratio and does not reflect the overall profitability of our business. The following table summarizes loss ratios and underlying loss and LAE ratios for the three and six months ended June 30, 2025, and 2024:

	Three Months Ended June 30,
($ in thousands)	2025	2024
Total Net Premiums Earned	$66,169	$40,519
Plus: Policy Fees	2,967	2,174

Total Net Premiums Earned Plus Policy Fees	69,136	42,693
Losses and Loss Adjustment Expenses, Net	21,189	12,642
Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	30.6%	29.6%
Less:
Current Year Net Catastrophe Losses	—	5,840
Prior Year Net Reserve Development	(1,695)	(6,856)

Underlying Loss and Loss Adjustment Expenses, Net	$22,884	$13,658
Underlying Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	33.1%	32.0%

	Six Months Ended June 30,
($ in thousands)	2025	2024
Total Net Premiums Earned	$131,571	$79,802
Plus: Policy Fees	5,171	3,728

Total Net Premiums Earned Plus Policy Fees	136,742	83,530
Losses and Loss Adjustment Expenses, Net	42,051	33,007
Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	30.8%	39.5%
Less:
Current Year Net Catastrophe Losses	—	8,096
Prior Year Net Reserve Development	(1,117)	(6,356)

Underlying Loss and Loss Adjustment Expenses, Net	$43,168	$31,267
Underlying Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	31.6%	37.4%

Conference Call

American Integrity will hold a conference call to discuss results at 9:30 a.m. Eastern Time on August 13, 2025, hosted by Chief Executive Officer Robert Ritchie, President Jon Ritchie, and Chief Financial Officer Ben Lurie.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Relations section of the Company’s website at www.aii.com.

Listen-only toll-free number: (800) 715-9871

Listen-only international number: +1 (646) 307-1963

Listen-only Canada-Toronto: (647) 932-3411

Conference ID: 6601512

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Eve Siskin via email at esiskin@aii.com.

A replay of the call will be available by telephone after 8:00 p.m. Eastern Time on the same day as the call and via the Investor Relations section of the Company’s website at www.aii.com.

North America toll-free number: +1 (800) 770-2030

International: +1 (646) 307-1963

Canada-Toronto: +1 (646) 932-3411

Replay ID: 6601512#

The replay will expire on August 13, 2026 at 11:59 p.m. Eastern Time.

About American Integrity Insurance Group, Inc.

American Integrity Insurance Group, Inc. (NYSE: AII) is a specialist residential property insurer serving 400,000 policyholders across the Southeastern United States. Founded in 2006 and headquartered in Tampa, the Company is engineered to thrive in complex markets—combining disciplined underwriting, proprietary technology, and aligned distribution partnerships. Backed by a robust reinsurance tower, a strong balance sheet, and a leadership team with deep industry roots, American Integrity is committed to delivering predictable, profitable growth and long-term value to homeowners, partners, and shareholders alike.

Forward-Looking Statements

Certain statements in this press release and on the related teleconference call may be forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: our outlook; our business strategy; writing new business and retaining existing policies; availability of reinsurance coverage; expectations on future growth; future Citizens take-out opportunities; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; reserves for losses and loss adjustment expenses; competition; future regulatory, judicial and legislative changes; forecasts of future revenues and appropriately planning our expenses; and long-term; and our plans regarding our capital expenditures and investment portfolio as our business grows. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,”

“should,” “targets,” “will,” “would” or the negative of these terms or other similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the potential that we may face significant losses due to being a property and casualty insurer and our exposure to catastrophic events and severe weather conditions, which can be unpredictable; our loss reserves are estimates and may be inadequate to cover our actual liability for losses, and actual claims incurred have exceeded, and in the future may exceed, reserves established for claims; the dependence of our financial results on the regulatory, legal, economic and weather conditions in Florida due to the fact that we conduct substantially all of our business in Florida; changing climate conditions may increase the severity and frequency of catastrophic events and severe weather conditions; dependence upon the effectiveness of exclusions and other loss limitation methods in the insurance policies we assume or write; reliance upon third-party distribution partners, including independent insurance agents, homebuilder-affiliated agents and national insurance carriers; our ability to pursue Citizens take-out opportunities; cyclical changes in the insurance industry; our ability to obtain reinsurance coverage at commercially reasonable rates, or at all; credit risk of our reinsurers who may suffer a downgrade; the inherent uncertainty of models and our reliance on such models as a tool to evaluate risk, and the dependence of our results upon our ability to accurately price the risks we underwrite; the possibility that our information technology systems may fail or be disrupted; our ability to expand our business and the possible need to acquire additional capital in the future to fund such expansion; the ability of our claims department, or the third-party claims adjusters whom we may engage, to effectively manage or remediate claims as well as unanticipated increases in the severity or frequency of claims; the possibility that actual renewals of our existing policies will not meet expectations; increased competition and market conditions, including changes in our financial stability and credit ratings; the extensive regulatory environment in which we operate that requires approval of rate increases, can mandate rate decreases, and that can dictate underwriting practices and mandate participation in loss sharing arrangements, and other potential further restrictive regulation we may face; assessments or competition for government entities may create short-term liabilities or affect our ability to underwrite more policies; and other risks identified in “Risk Factors” in our reports filed with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Company Contact:

Ben Lurie, CFO

American Integrity Insurance Group, Inc.

Tel (813) 551-1014

blurie@aii.com

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost of $274,098 and $214,505, respectively)	$275,418	$214,045

Total investments	275,418	214,045
Cash and cash equivalents	259,609	173,220
Restricted cash	17,214	6,052
Premiums receivable, net	58,625	51,594
Accrued investment income	2,911	2,174
Prepaid reinsurance premiums	565,841	268,254
Reinsurance recoverable, net	392,573	462,097
Property and equipment, net	2,016	1,843
Right-of-use assets – operating leases	1,488	2,498
Deferred income tax asset, net	8,707	—
Other assets	7,068	16,368

Total assets	$1,591,470	$1,198,145

Liabilities and shareholders’ equity
Liabilities:
Unpaid losses and loss adjustment expenses	$378,786	$475,708
Income tax payable	2,802	11,873
Unearned premiums	487,130	421,881
Reinsurance payable	344,764	56,348
Advance premiums	22,565	6,561
Deferred income tax liability, net	—	1,122
Long-term debt	824	1,029
Lease liabilities – operating leases	1,559	2,612
Deferred policy acquisition costs, net unearned ceding commissions	26,866	31,931
Other liabilities and accrued expenses	24,300	26,688

Total liabilities	$1,289,596	$1,035,753

Shareholders’ equity:(1)
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,571,965 shares issued and outstanding at June 30, 2025 and 12,904,495 shares issued and outstanding at December 31, 2024	20	13
Additional paid-in capital	105,720	10,274
Accumulated other comprehensive loss, net of taxes	987	(327)
Retained earnings	195,147	152,432
Total shareholders’ equity	301,874	162,392

Total liabilities and shareholders’ equity	$1,591,470	$1,198,145

(1)

Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of American Integrity Insurance Group, Inc. as a result of the Corporate Contribution.

Condensed Consolidated Statement of Operations and Comprehensive Income (unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Gross premiums written	$286,995	$221,632	$499,145	$369,084
Change in gross unearned premiums	(63,255)	(61,546)	(65,249)	(52,070)

Gross premiums earned	223,740	160,086	433,896	317,014
Ceded premiums earned	(157,571)	(119,567)	(302,325)	(237,212)

Net premiums earned	66,169	40,519	131,571	79,802
Policy fees	2,967	2,174	5,171	3,728
Net investment income	4,780	3,414	8,883	6,662
Net realized gains (losses) on investments	485	78	501	84
Other income	98	198	259	416

Total revenues	$74,499	$46,383	$146,385	$90,692

Expenses:
Losses and loss adjustment expenses, net	$21,189	$12,642	$42,051	$33,007
Policy acquisition expenses	6,281	6,551	9,388	11,905
General and administrative expenses	22,932	6,757	27,940	12,039

Total expenses	$50,402	$25,950	$79,379	$56,951

Income before income taxes	24,097	20,433	67,006	33,741
Income tax (benefit) expense	(3,397)	5,709	1,416	6,910

Net income	$27,494	$14,724	$65,590	$26,831

Other comprehensive income:
Unrealized holding gains on available-for-sale securities, net of taxes	1,231	146	1,688	187
Reclassification adjustment for net realized gains, net of taxes	(362)	(62)	(374)	(67)
Total other comprehensive income	869	84	1,314	120

Comprehensive income	$28,363	$14,808	66,904	$26,951

Earnings per share:(1)
Basic and diluted earnings per share	$1.62	$1.09	$4.18	$1.99

Weighted average shares outstanding – Basic and diluted	16,962,075	12,904,495	15,152,075	12,904,495

(1)

Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of American Integrity Insurance Group, Inc. as a result of the Corporate Contribution.

Condensed Consolidated Statement of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net income	$65,590	$26,831
Adjustments to reconcile net income to net cash from operating activities:
Stock-based compensation expense	10,433	—
Amortization and depreciation	1,147	1,394
Deferred income taxes	(9,829)	250
Net realized (gains) losses	(501)	(84)
Changes in operating assets and liabilities:
Premiums receivable	(7,031)	(14,611)
Accrued investment income	(737)	(36)
Prepaid reinsurance premiums	(297,587)	(216,569)
Reinsurance recoverable	69,524	38,688
Other assets	9,299	908
Unpaid losses and loss adjustment expense	(96,922)	(11,487)
Unearned premiums	65,250	50,608
Reinsurance payable	288,416	130,795
Advance premiums	16,004	7,324
Income taxes payable (recoverable)	(9,070)	5,693
Operating lease payments	(1,053)	(1,030)
Deferred policy acquisition costs, net unearned ceding commissions	(5,066)	13,445
Other liabilities and accrued expenses	(2,386)	(4,904)
Net cash from (used in) operating activities	95,481	27,215
Investing activities
Purchases of property and equipment	(579)	(939)
Proceeds from sales and maturities of fixed maturity securities	103,486	52,140
Purchases of fixed maturity securities	(162,776)	(9,221)
Proceeds from sales and maturities of short-term investments	—	(14)
Net cash from (used in) investing activities	(59,869)	41,966
Financing activities
Proceeds from initial public offering, net of underwriting discounts and commissions	93,000	—
Payments on tax withheld on vesting of restricted stock awards	(3,753)	—
Cash distributions to members(1)	(22,875)	(12,024)
Repayment of long-term debt	(206)	(206)
Payments of initial public offering costs	(4,227)	—
Net cash from (used in) financing activities	61,939	(12,230)
Net increase in cash and cash equivalents	97,551	56,951
Cash, cash equivalents and restricted cash at beginning of period	179,272	62,168

Cash, cash equivalents and restricted cash at end of period	$276,823	$119,119

Supplemental disclosures of cash flow information
Interest paid	11	30
Income taxes paid (refund)	20,850	1,000

(1)	The distributions were made to members prior to the IPO.